NEGATIVE PLEDGE AGREEMENT
                            -------------------------

     THIS NEGATIVE PLEDGE AGREEMENT (hereinafter "Agreement") is made this 16th day of February, 2006, by and among THE ESTATE OF FREDERICK J. JAINDL a/k/a FRED
J. JAINDL a/k/a FRED JAINDL, DECEASED (hereinafter "Estate" or "Lender") and MARK W. JAINDL ("Jaindl").

                                   WITNESSETH
                                   ----------

     WHEREAS, Frederick J. Jaindl has heretofore provided a loan to Jaindl Associates, L.P. (hereinafter the "Partnership") in the original principal amount of $4,493,812, the current principal balance being $4,421,297.98 (hereinafter the "Loan"), pursuant to the terms and conditions of that certain Promissory Note dated March 1, 2004 executed by the Partnership in favor of Fredrick J. Jaindl (hereinafter the "Note"); and

     WHEREAS, Frederick J. Jaindl died on March 29, 2004, and Letters Testamentary were duly issued by the Register of Wills of Lehigh County on April 6, 2004 appointing David M. Jaindl, Mark W. Jaindl and John F. Lisicky as Co-Executors (collectively, "the Co-Executors"); and

     WHEREAS, on November 30, 2005, the Co-Executors called the Note to be paid in accordance with its terms so that the payments under the Note would be due on or before November 30, 2006; and

     WHEREAS, pursuant to that certain Agreement for the Transfer/Assignment of Partnership Interests of even date herewith, common stock of American Bank, Incorporated has been distributed by the Partnership to its general and limited partners; and

     WHEREAS, as a result of the above, and when Jaindl becomes the sole remaining general partner of the Partnership, the assets of the Partnership are significantly reduced; and

     WHEREAS, because of his role as general partner of the Partnership, Jaindl has agreed to enter into this Agreement; and

     WHEREAS, Jaindl has agreed to execute this Agreement with respect to 760,000 shares of common stock of American Bank, Incorporated which he has received as part of the distribution from the Partnership and which he now owns individually (the "Covenanted Stock").

     NOW, THEREFORE, in consideration of the promises and the covenants set forth herein, the parties hereto incorporate the foregoing recitals as a material part hereof, and intending to be legally bound hereby, agree as follows:

     1. Negative Pledge. Jaindl represents, warrants, covenants, promises and agrees that he has not and shall not sell, transfer, pledge, encumber, assign or grant a security interest in the Covenanted Stock (the "Negative Pledge") until all principal, interest, other fees, charges and other sums owing under the Note (the "Obligations") have been paid in full.

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

     2. Delivery of Covenanted Stock. All certificates evidencing the Covenanted Stock shall be delivered to and held by John F. Lisicky, in his capacity as Co-Executor of the Estate and by and on behalf of the Estate ("Lisicky"). Lisicky shall hold the Covenanted Stock certificates until such time as the Obligations of the Partnership under the Note have been fully discharged, and when the Obligations of the Partnership under the Note have been fully discharged, then Lisicky shall immediately deliver the Covenanted Stock to Jaindl. Under no circumstances shall the Covenanted Stock be deemed pledged, posted or delivered as collateral for any obligation of the Partnership and/or Jaindl under the Note. THIS IS NOT A SECURITY AGREEMENT, and it is agreed the Estate does not have any type of lien against the Covenanted Stock (whether by common law or otherwise), and the Estate shall at no time claim or contend that it has a lien against the Covenanted Stock. Jaindl's only obligations under this Agreement are set forth in this Agreement.

     3. Representation and Warranties. Jaindl represents and warrants to the Estate as follows:

          (a) Jaindl is the sole holder of record and the sole owner of the Covenanted Stock, free and clear of any lien, encumbrance, pledge , assignment, agreement and/or security interest thereon or affecting title or ownership thereof, excepting only the encumbrance created by this Agreement.

          (b) All of the Covenanted Stock has been duly authorized, validly issued, and is fully paid for and non-assessable.

          (c) Jaindl has the full right, power and authority to enter into this Agreement and more specifically to encumber the Covenanted Stock by the Negative Pledge.

          (d) None of the Covenanted Stock has been issued or transferred in violation of any securities registration, securities disclosure, or securities laws or regulations of any jurisdiction to which such Covenanted Stock may be subject.

          (e) No consent, approval, authorization or other action by any governmental authority or any person is required for entry into this Agreement and imposing the Negative Pledge on the Covenanted Stock.

          (f) The Covenanted Stock is owned by Jaindl and is represented by the stock certificate numbers set forth on Exhibit "A" hereto.

          (g) There are not options, warrants, calls, charges or commitments of any type or character whatsoever relating to the Covenanted Stock.

          (h) This Agreement has been duly authorized, executed and delivered by Jaindl and constitutes a legal, valid and binding obligation of Jaindl enforceable against Jaindl in accordance with its terms.

The representation and warranties set forth in this Agreement shall survive execution and delivery of this Agreement and delivery of the Covenanted Stock to Lisicky, but shall be deemed having been made only on the date hereof.

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

     4. Termination. Immediately following the wiring of funds or certified check evidencing the payment of the Obligations under the Note, the Lender shall deliver to Jaindl the share certificates for the Covenanted Stock subject to this Agreement, and all of Jaindl's obligations hereunder shall at such time terminate.

     5. Miscellaneous.

          (a) The Lender may execute any of its duties hereunder by or through agents and shall be entitled to advice of counsel, at its expense, not Jaindl's, concerning all matters pertaining to its duties hereunder.

          (b) Following an Event of Default under the Note, Jaindl agrees to promptly reimburse the Lender for actual out-of-pocket expenses, including, without limitation, reasonable counsel fees, incurred by the Lender in connection with the enforcement of this Agreement.

          (c) Neither the Lender, nor any of its Co-Executors, agents or counsel shall be liable for any action lawfully taken or omitted to be taken by it or them hereunder or in connection herewith, except for (a) a breach or default by the Lender under this Agreement, or (b) its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

          (d) THIS AGREEMENT SHALL BE BINDING UPON JAINDL AND HIS HEIRS, SUCCESSORS AND ASSIGNS (INCLUDING A DEBTOR-IN-POSSESSION ON BEHALF OF JAINDL), AND SHALL INURE TO THE BENEFIT OF, AND BE ENFORCEABLE BY, THE LENDER (BUT IS NOT ASSIGNABLE BY LENDER), AND SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE, AND NONE OF THE TERMS OR PROVISIONS OF THIS AGREEMENT MAY BE WAIVED, ALTERED, MODIFIED OR AMENDED EXCEPT IN WRITING DULY SIGNED FOR AND ON BEHALF OF THE LENDER AND JAINDL.

     6. Severability. If for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing law or future law, such invalidity shall not impair the operation of or effect those portions of this Agreement which are valid.

     7. Notices. All notices, statements, requests, demands, consents, and other communications (each referred to herein as "Notice") permitted or desired to be made relative to this Agreement shall be given by one of the methods described in this paragraph. Notice shall be effective and deemed to have been received as follows: when actually received by any method including hand-delivery and facsimile; one day after deposit for overnight delivery with a nationally recognized courier requiring a signature for receipt; two days following deposit with the U.S. Postal Service, postage prepaid, certified mail. All notices shall be directed to the parties at the addresses shown in this Agreement. Any party may change its address for Notices under this Agreement by giving written notice in like manner to the other party(ies), specifying that the purpose of the Notice is to change the party's address.

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

                  Estate:
                  Estate of Frederick J. Jaindl a/k/a Fred J. Jaindl a/k/a Fred Jaindl, Deceased
                  c/o David M. Jaindl
                  3150 Coffeetown Road
                  Orefield, PA  18069

                  Estate of Frederick J. Jaindl a/k/a Fred J. Jaindl a/k/a Fred Jaindl, Deceased
                  c/o John F. Lisicky
                  1524 Linden Street
                  Allentown, PA  18102-4251

                  With a copy to:
                  Stevens & Lee
                  190 Brodhead Road, Suite 200
                  P. O. Box 20830
                  Lehigh Valley, PA 18002-0830

                  Attention:  Edward A. Fedok, Esq.

                  Jaindl:
                  Mark W. Jaindl
                  American Bank
                  4029 West Tilghman Street
                  Allentown, PA  18104

                  With a copy to:
                  Law Offices of Kevin T. Fogerty
                  Mill Run Office Center
                  1275 Glenlivet Drive, Suite 150
                  Allentown, PA  18106

                  Attention:  Kevin T. Fogerty, Esq.

     8. Binding Effect. This Agreement shall be binding upon, and for the benefit of, the parties hereto, and, where applicable, their respective personal representatives, beneficiaries, heirs, successors and/or assigns.

     9. Section Titles. The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

     10. Governing Law. It is agreed that this Agreement was executed in Lehigh County, Pennsylvania and that this Assignment is to be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflict of laws principles.

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

     11. Counterparts. This Assignment may be executed in any number of separate counterparts by one or more of the parties hereto and all of said counterparts taken together shall constitute one and the same instrument.


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



     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.



/s/ Edward Lentz                       /s/ Mark W. Jaindl
-----------------------------          ---------------------------------------
Witness                                Mark W. Jaindl

                                                  "Jaindl"


                                       ESTATE OF FREDERICK J. JAINDL a/k/a
                                       FRED J. JAINDL a/k/a FRED J. JAINDL,
                                       DECEASED


/s/ Edward Lentz                       /s/ Mark W. Jaindl
-----------------------------          ---------------------------------------
Witness                                Mark W. Jaindl, Co-Executor



/s/ Edward Lentz                       /s/ David M. Jaindl
-----------------------------          ---------------------------------------
Witness                                David M. Jaindl, Co-Executor



/s/ Edward Lentz                       /s/ John F. Lisicky
-----------------------------          ---------------------------------------
Witness                                John F. Lisicky, Co-Executive


                                                  "Estate"



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